TRANSPORTATION AND OCCUPANCY AGREEMENT


         This Transportation and Occupancy Agreement (hereinafter referred to as the "Agreement") is made and entered into on this 19th day of November, 2001 by and among New York Cross Harbor Railroad Terminal Corporation, a New York corporation, with a principal place of business located at 4302 First Avenue, Brooklyn, New York 11232 (hereinafter referred to as "Cross Harbor"), J S Transportation, a New Jersey corporation, with a principal place of business located at 833 Rancocas Road, Mt. Holly, New Jersey 08060 (hereinafter referred to as "J S") and Transload Services, L.L.C., an Illinois limited liability company, with a principal place of business located at 3115 West 167th Street, Hazel Crest, Illinois 60429 (hereinafter referred to as "Transload").

WITNESSETH:

         WHEREAS, Cross Harbor is a shortline rail carrier authorized to transport railcars via a rail float barge to its rail terminal at the Greenville Yard in Jersey City, New Jersey;

         WHEREAS, J S is a trucking company operating in the continental United States;

         WHEREAS, Transload is in the business of receiving steel by rail, unloading it, staging it and loading it onto trucks for delivery; and

         WHEREAS, Transload desires to enter into an agreement with Cross Harbor and J S to occupy certain real property from Cross Harbor and to contract for certain transportation services from Cross Harbor and J S and Cross Harbor and J S desire to enter into an agreement with Transload to do the same.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties herein contained, the parties hereto, intending to be legally bound by the terms hereof, covenant and agree as follows:

         1. Occupancy of Cross Harbor Premises at Greenville Yard. Cross Harbor hereby grants to Transload, and Transload hereby accepts from Cross Harbor the exclusive right to occupy, approximately 4.5 acres, of real property located at the west end of the Greenville Yard in Jersey City, New Jersey ("Greenville Yard"), as more fully set forth on the site-plan attached hereto as Exhibit A, to be used for the operation of Transload's Business (hereinafter defined in Section 2). Upon Transload reaching the 1,000 annual railcar level of actual traffic, additional acreage shall be granted to Transload in an amount as agreed upon by both parties.

         2. Operation of Transload's Business at Greenville Yard. Transload shall receive steel by rail or truck at the Greenville Yard, stage it and prepare it for shipping to various sites throughout the Northeastern United States, ship it using the services of J S where applicable and as provided herein and unload it at its final destination (Transload's Business"). All rail shipments of in-bound steel received by Transload at the Greenville Yard shall be transported to the Greenville Yard by Cross Harbor.

         3. Transportation Services to be Provided by J S. J S shall (i) provide trucks and/or dropped trailers to Transload at the Greenville Yard for loading by Transload, and (ii) transport by truck, on behalf of Transload, shipments of steel from the Greenville Yard to any location in the Northeastern United States as specified by Transload. Transload shall provide J S with at least twenty-four
(24) hours prior notice of all equipment and shipment needs, including date, time and destination of shipment. Transload hereby agrees to use the transportation services of J S. J S shall have the right of first refusal for all out-bound shipping from the Greenville Yard.

         4. Effective Date and Term. The effective date of this Agreement shall be December 1, 2001, and unless terminated or suspended under provisions hereof, this Agreement shall remain in effect through November 30, 2011.

         5. Agreement Year.  "Agreement Year" shall mean each successive twelve
(12) month period during the term of this Agreement beginning on December 1, 2001.

         6. Optional Term. Transload shall have the exclusive optional right to renew this Agreement for another ten (10) year period upon conclusion of the initial ten (10) year period, under the same terms and conditions.

         7. Exclusivity. Transload shall have the exclusive right, so long as price competitive, to transload and warehouse steel products at the entire Greenville Yard.

         8. Real Estate Taxes. Cross Harbor is responsible for paying any and all real estate (property) taxes on the Greenville Yard.

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         9. Office Space.  Transload will provide, at no cost,Cross Harbor and/or J S two (2) offices within Transload's office complex in Greenville Yard. Cross Harbor and/or J S will only be responsible for their own telephone service. All other utilities will be provided for by Transload.

         10. Payment. Upon the execution of this Agreement, Transload shall pay to Cross Harbor the sum of Fifty-Three Thousand Dollars ($53,000) to reimburse Cross Harbor for site work previously completed on the Greenville Yard.

         11. Base Rates.

                  a. In-bound Shipping Rates. Transload may elect to pay the individual rail carrier for the delivery of rail shipments of steel to the Greenville Yard at the rates from origination to destination published, from time to time, by such individual rail carriers.

                  b. Transportation Service. Transload shall pay J S for the shipment of steel from the Greenville Yard to the specified location within the Northeastern United States at competitive rates established and mutually agreed to. Such payment shall be delivered to J S within thirty (30) days of receipt of an invoice from J S for such transportation services and shall be made in accordance with the terms set forth in such invoice.

         12. Minimum Carloads. Beginning on January 1, 2002, Transload shall guarantee to Cross Harbor that it shall receive by rail six hundred (600) carloads per year of steel delivered to the Greenville Yard. If Transload fails to do this, it will pay Cross Harbor the sum of Two Hundred Dollars ($200.00) per railcar for any short fall. Any cars in excess of six hundred (600) in any year will carry forward to the minimum for the subsequent year.

         13. Installation of Switch and Track. As business conditions warrant, Transload shall install, at the Greenville Yard, a number 8 switch and 600 linear feet of track in accordance with plans approved by Cross Harbor prior to the commencement of any work.

         14. Mechanic's Liens. Within sixty (60) days after notice from Cross Harbor, Transload shall discharge any mechanic's lien on Transload for material or labor claimed to have been furnished to the Greenville Yard on behalf of Transload.

         15. Rebate. Cross Harbor will rebate to Transload $80/railcar for all railcars received for account of Transload in Greenville Yard. This amount is due and payable to Transload on the 20th of each month for the prior months cars.

         J S rates for trucking SMI fabricated steel projects will include an eight percent (8%) fee for Transload. All other J S rates will be determined by negotiation with Transload


         16. Tariffs, Etc. All classifications, tariffs, transportation contracts, and exempt circulars; government, AAR, and Cross Harbor's rules, regulations, and provisions; and the terms and provisions of the Uniform Straight Bill of Lading shall apply to transportation hereunder, except that stop-off or transit privileges or proportional or intermediate application will not be permitted. Diversion and reconsignment will be allowed only as a result of any inability to unload at destination caused by a Force Majeure event. A diverted or reconsigned shipment will be subject to applicable freight rates from the point of diversion or reconsignment to the new destination, unless otherwise provided herein.

         17. Federal, State and Local Laws and Permits. Transload shall comply with all applicable federal, state and local laws, ordinances and regulation, including, but not limited to, all laws pertaining to the transportation, transfer and delivery of steel, now or hereinafter enacted and in force.

         Prior to any transportation hereunder, Transload shall obtain, and shall maintain in effect during the term of this Agreement, any and all necessary permits or licenses for the operation of Transload's Business and shall furnish copies of all necessary permits and licenses to Cross Harbor and J S.

         Any new or changed law or regulation, and/or any legal action commenced, which prohibits or seeks to prohibit, or unduly impedes, the proposed operation or the transportation or other service necessary or convenient to the efficient transportation of steel shall, at the election of Cross Harbor and/or J S, be deemed a substantial change in circumstances or conditions.

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         Transload shall immediately advise Cross Harbor and J S of any new or changed law or regulation, or any change in its permits or licenses, which may affect Transload's Business. If Transload fails to provide such proper notification, Cross Harbor and/or J S may terminate this Agreement, and Transload shall pay any and all damages, costs and fees to which Cross Harbor and/or J S are subjected as a result of such new or changed laws or regulations. Transload shall insure that Cross Harbor and J S maintain all permits that they are required to have for transportation of steel.

         18.      Representations.

                  a. Representations of Transload. As a material inducement for Cross Harbor and J S to enter into this Agreement, Transload represents and warrants to Cross Harbor and J S that: (i) Transload is fully and properly authorized to execute and enter into this Agreement and to deliver the same to Cross Harbor and J S, and (ii) Transload is duly organized, validly existing and in good standing under the laws of the State of Illinois and authorized to do business and in good standing under the laws of the State of New Jersey and has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with its terms.

                  b. Representations of Cross Harbor and J S. As a material inducement for Transload to enter into this Agreement, Cross Harbor and J S each represent and warrant to Transload that each: (i) is fully and properly authorized to execute and enter into this Agreement and to deliver the same to Transload, and (ii) is duly organized, validly existing and in good standing under the laws of the States of New York and New Jersey, respectively and authorized to do business and in good standing under the laws of the State of New Jersey and has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with its terms.

         19. Environmental Compliance. Transload shall not manufacture, store, treat, dispose of, discharge, use, produce or transport "Waste" (as hereinafter defined) at, from or within the Greenville Yard. "Waste" is defined as any hazardous or radioactive material, polychlorinated biphenyls, friable asbestos or other hazardous or medical waste substances as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, ("CERCLA") or by any other federal, state or local law, statute, rule, regulation or other (including any Governmental Requirements) concerning environmental matters (collectively, "Waste").

         20.      Indemnity.

                  a. Indemnity of Cross Harbor and J S. Cross Harbor and J S shall save, indemnify, defend and hold harmless Transload and its directors, officers and employees from and against any and all claims, loss, damages (including special and consequential damage), suit, liability, and expense arising from Cross Harbor's sole negligence in their performance of its obligations pursuant to this Agreement.

                  b. Indemnity of Transload. Transload shall save, indemnify, defend and hold harmless Cross Harbor and J S and their directors, officers and employees for and against any and all claim, loss, damages (including special and consequential damages), suit, liability, and expense arising from Transload's sole negligence in the performance of its obligations pursuant to this Agreement.

                  c. Apportionment of Liability. If the proximate cause of any claim, loss, suit, liability or expense is caused by the joint and concurring negligence of Cross Harbor, J S and Transload the liability shall be apportioned according to the respective negligence of the parties. If the proximate cause of any claim, loss, damages, suit, liability or expense cannot be determined, the liability therefore shall be borne 50% by Cross Harbor and J S and 50% by Transload.

                  d. Fines and Penalties. Transload shall be solely responsible for any fines, penalties or suits imposed on Cross Harbor and/or J S resulting from any alleged or actual violation of federal, state or local environmental or other law, statute, ordinance, code, or regulation caused by or resulting from the operation of Transload's Business.

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                 e. Further Environmental Indemnity of Transload.
Notwithstanding the other provisions of this Agreement, if Transload, knowingly or unknowingly, tenders or ships any Waste, as defined herein, Transload shall save, indemnify, defend and hold harmless Cross Harbor and J S and their directors, officers and employees from and against any and all claim, loss, damages (including special and consequential damages, or damages caused by sudden accidental pollution), suit, liability and expense arising out of the transportation, transfer, delivery, treatment, dumping, storage or disposal of such hazardous materials, including but not limited to any and all cleanup or decontamination costs, and environmental fines or penalties, and any liability pursuant to Section 107(a) and (b) of CERCLA and any amendments thereto, and for any similar liability pursuant to state or local laws which may hold Cross Harbor and/or J S liable for any release or hazardous waste or materials, regardless of the negligence of Cross Harbor or J S.

         21. Insurance. At all times during the term of this Agreement, Transload shall maintain in full force and effect comprehensive public liability insurance, naming Cross Harbor, J S and New York Regional Rail ("NYRR"), the parent of Cross Harbor and their agents as an additional insured as their interests may appear, covering injury to persons in amounts at least equal to $5,000,000.00 per person and $5,000,000.00 per accident, and damage to property of at least $500,000.00 per occurrence. Each such policy shall provide that it shall not be cancelable without the insurer endeavoring to give at least thirty
(30) days prior written notice to Cross Harbor and shall be issued by an insurer and in a form satisfactory to Cross Harbor. Transload shall provide Cross Harbor and J S with duplicate originals or certificates of such insurance at or prior to the effective date of this Agreement together with evidence of paid-up premiums, and shall provide Cross Harbor with renewals thereof at least fifteen
(15) days prior to expiration.

         22. Access. From time to time, Transload shall provide Cross Harbor, their agents and employees, access to enter and inspect Transload's portion of Greenville Yard.

         23. Force Majeure. Except as otherwise provided herein, if any party is unable to perform its obligation under this Agreement due to or as a result of an act of God, including flood, storm, earthquake, hurricane, tornado, or other severe weather or climatic condition; act of public enemy, war blockage, insurrection, or riot; fire, wreck, derailment, washout or explosion; strike, lockout or labor dispute; or embargo or governmental law, order or regulation beyond the reasonable control of the party affected, this Agreement shall be suspended between the affected origin and destination for the duration of such disability. The party claiming Force Majeure shall promptly notify the party of the commencement and termination of such disability.

         24. Notice. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to the parties at the addresses as set forth below or to such other persons or addresses as Cross Harbor, J S or Transload may designate from time to time by notice given pursuant hereto. Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or five (5) days after the postmarked date of mailing if sent by certified mail, or one business day after the date of deposit if sent by private overnight express carrier, next business day delivery.

     If to Cross Harbor send to the address set at the top of this Agreement - attention: President.

     If to J S send to the address set forth at the top of this Agreement - attention: President

     If to Transload  send to the address set forth at the top of this Agreement
     - attention: General Manager - Administration.

         25. Surrender. Upon the expiration or earlier termination of this Agreement, Transload shall remove its goods and effects, and quit and deliver the Greenville Yard to Cross Harbor peaceably and quietly in the same order and condition as at the inception of this Agreement, reasonable use, wear and tear thereof excepted.

         26. Inequities. It is the intent of the parties hereto that they will mutually benefit from this Agreement. If any party hereunder suffers a gross inequity resulting from a substantial change in circumstances or conditions, except for an inequity resulting from competitive transportation considerations, the parties will negotiate in good faith to resolve or remove such inequity or to terminate this Agreement.

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        27.      Default.

                  a. Events of Default. The occurrence of any of the following events shall constitute a default by Transload:

                           (i)  failure of Transload to perform or observe any
of the other covenants, terms or conditions contained in this Agreement within five (5) days after notice or such longer period as is reasonably required to correct any such default, provided Transload promptly commences and diligently continues to effectuate a cure after written notice thereof by Cross Harbor; or

                           (ii) the commencement of levy,execution or attachment
proceedings against Transload, or any of the assets of Transload, that would materially affect Transload's ability to perform hereunder; or

                           (iii) the application for or appointment of a
liquidator, receiver, custodian, sequester, conservator, trustee, or other similar judicial officer; or

                           (iv)  the insolvency in the bankruptcy or equity
sense, of Transload; or

                           (v)   the assignment for the benefit of creditors,
or the admission in writing of an inability to pay debts generally as they become due, or the ordering of the winding-up or liquidation of the affairs of Transload; or

                           (vi)  the commencement of a case by or against
Transload under any insolvency, bankruptcy, creditor adjustment, debtor rehabilitation or similar laws, state or federal, or the determination by any of them to request relief under any insolvency, bankruptcy, creditor adjustment, debtor rehabilitation or similar processing, state or federal, including, without limitation, the consent by Transload to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequester or similar official for Transload with respect to its property or assets (unless, in the case of involuntary proceedings, the same shall be dismissed within sixty
(60) days after institution).

                  b. Right to Cure; Cross Harbor's Remedies. If Transload shall have failed to cure a default by Transload after expiration of the applicable time for cure of a particular default, Cross Harbor may, at its election, but without obligation therefore, (a) seek specific performance of any obligation of Transload, after which Cross Harbor shall retain, and may exercise and enforce, any and all rights which Cross Harbor may have against Transload as a result of such default, (b) from time to time without releasing Transload in whole or in part from Transload's obligation to perform any and all covenants, conditions and agreements to be performed by Transload hereunder, cure the default at Transload's cost, and/or (c) exercise any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Any reasonable cost incurred by Cross Harbor in order to cure such a default by Transload shall be due immediately from Transload, together with interest at a rate of ten percent (10%).

                  c. Cumulative Remedies. No right or remedy herein conferred upon or reserved to Cross Harbor is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute.

         28. Non-Waiver. The failure to enforce any provision of this Agreement or waiver of any default hereunder shall not be construed as a waiver of the provision or of any subsequent or continuing default.

         29. Arbitration. Any controversy, claim or dispute related to or arising out of this Agreement shall be settled by arbitration pursuant to the current commercial arbitration rules of the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of New Jersey. The arbitration shall be conducted at the Association's New Jersey office, by one arbitrator, who shall be an attorney knowledgeable in the transportation industry. Judgment upon the arbitrator's award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless ten (10) days prior thereto such party shall have furnished the other written notice by certified mail of its intent to do so. Neither party shall be precluded hereby from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights.

         30. Assignment. No party may assign or transfer this Agreement, in whole or in part, of any interest arising hereunder, without the other parties' prior written consent.

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         31. Entire Understanding and Modifications.  This Agreement shall be binding upon the parties and their successors and assigns, constitutes the entire understanding of the parties, and may not be modified or amended, except by mutual agreement of the parties in writing.

         32. Survivability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other provisions herein shall continue in effect unless a gross inequity will result.

         33. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey.

         34. Headings and Captions. The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         35. Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

         36. No Benefit to Third Parties. None of the provisions hereof shall inure to the benefit of any third party or be deemed to create any rights, benefits or privileges in favor of any party except the parties herein.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officials on the date herein above first written.


NEW YORK CROSS HARBOR RAILROAD              TRANSLOAD SERVICES, L.L.C.
TERMINAL CORPORATION

BY:                                         BY:
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TITLE:                                      TITLE:
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J S TRANSPORTATION

BY:
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TITLE:
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